EXHIBIT NO. 99(ii)

                                     OPTION

     THE BOARD OF DIRECTORS of SLS International, Inc. (the "Company"), has authorized and approved the 2000 Stock Purchase and Option Plan ("2000 Plan"). This 2000 Plan provides for the grant of Options to employees including officers and directors and consultants of the Company. Unless otherwise provided herein all defined terms shall have the respective meanings ascribed to them under the 2000 Plan.

     1. GRANT OF OPTION. Pursuant to authority granted to it under the 2000 Plan, the Administrator responsible for administering the 2000 Plan hereby grants to you, as an employee or consultant of the Company and as of ____________, _______ ("Grant Date"), the following Option ___________. Each
Option permits you to purchase one share of the Company's common stock, $.01 par value per share ("Shares").

     2. CHARACTER OF OPTIONS. Pursuant to the 2000 Plan, Options granted herein may be Incentive Stock Options or Non-Qualified Stock Options, or both. To the extent permitted under the 2000 Plan and by laws, such Options shall first be considered Incentive Stock Options.

     3. EXERCISE PRICE. The Exercise Price for each Non-Qualified Stock Option granted herein to consultants shall be $____________ per Share and employees $ ___________ per Share, and the exercise price for each Incentive Stock Option granted herein shall be $ _______ per Share, except that an Incentive Stock Option granted to a 10% Shareholder shall be $_______ per Share. It is agreed and determined by the Administrator that the Fair Market Value of the Shares subject to the Options herein on the date of grant is $________ per Share.

     4. PAYMENT OF EXERCISE PRICE. Options represented hereby may be exercised in whole or in part by delivering to the Company your payment of the Exercise Price of the Option so exercised in cash, Shares, cancellation of indebtedness of the Company owing to the Optionee, or in such form permitted under the 2000 Plan, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price of the relevant Option being exercised.

     5. TERMS OF OPTIONS. The term of each Option granted herein shall be for a term of up to ______ (___) years from the Grant Date, provided, however, that the term of any Incentive Stock Option granted herein to an Optionee who is at the time of the grant, the owner of 10% or more of the outstanding Shares of the Company, shall not be exercisable after the expiration of five (5) years from the Grant Date.

     6. LIMITS ON TRANSFER OF OPTIONS. The Option granted herein shall not be transferable by you otherwise than by will or by the laws of descent and distribution, except for gifts to family members subject to any specific limitation concerning such gift by the Administrator in its discretion;

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provided, however, that you may designate a beneficiary or beneficiaries to exercise your rights and receive any Shares purchased with respect to any Option upon your death. Each Option shall be exercisable during your lifetime only by you or, if permissible under applicable law, by your legal representative. No Option herein granted or Shares underlying any Option shall be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

     7. TERMINATION OF EMPLOYMENT OR CONSULTANCY. If your employment or consultancy is terminated with the Company, your Option and/or any unexercised portion, shall be subject to the provisions below:

          (a) Upon the termination of your employment or consultancy with the Company, to the extent not theretofore exercised, your Option shall continue to be valid; provided, however, that:

               (i) If the Participant shall die while in the employ of the Company or during the one (1) year period, whichever is applicable, specified in clause (ii) below and at a time when such Participant was entitled to exercise an Option as herein provided, the legal representative of such Participant, or such Person who acquired such Option by bequest or inheritance or by reason of the death of the Participant, may, not later than fifteen (15) months from the date of death, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares specified by the Administrator in such Option; and

               (ii) If the employment or consultancy of any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age upon such conditions as shall be specified by the Board of Directors), disability (as described in Section 22(e) of the
Code) or dismissal by the Company other than for cause (as defined below), and while such Participants entitled to exercise such Option as herein provided, such Participant shall have the right to exercise such Option so granted, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Administrator in such Option, at any time up to one
(1) year from the date of termination of the Optionee's employment or consultancy by reason of retirement or dismissal other than for cause or disability, provided, that if the Optionee dies within such twelve (12) month period, subclause (i) above shall apply.

          (b) If you voluntarily terminate your employment or consultancy, or are discharged for cause, any Options granted hereunder shall forthwith terminate with respect to any unexercised portion thereof.

          (c) If any Options granted hereunder shall be exercised by your legal representative if you should die or become disabled, or by any person who acquired any Options granted hereunder by bequest or inheritance or by reason of death of any such person written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Options.



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          (d)   For all purposes of the 2000 Plan, the term "for cause" shall mean "cause" as defined in the 2000 Plan or your employment or consultancy agreement with the Company.

     8. RESTRICTION; SECURITIES EXCHANGE LISTING. All certificates for shares delivered upon the exercise of Options granted herein shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the 2000 Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Administrator may cause a legend or legends to be placed on such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a national securities exchange, the Company shall not be required to deliver any Shares covered by an Option unless and until such Shares have been admitted for trading on such securities exchange.

     9. AMENDMENTS TO OPTIONS HEREIN GRANTED. The Options granted herein may not be amended without your consent.

     10. WITHHOLDING TAXES. As provided in the 2000 Plan, the Company may withhold from sums due or to become due to you from the Company an amount necessary to satisfy its obligation to withhold taxes incurred by reason of the disposition of the Shares acquired by exercise of the Options in a disqualifying disposition (within the meaning of Section 421(b) of the Code), or may require you to reimburse the Company in such amount.

SLS INTERNATIONAL, INC.























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